AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER <^> 20, 1996



                                                    REGISTRATION NO. 333-12133




                        SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                 __________________


                                  AMENDMENT NO. 1
                                         TO


                                     FORM S-3
                              REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933


                             CAI WIRELESS SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)
     CONNECTICUT                                              06- 1324691
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                           Identification Number)
                        18 CORPORATE WOODS BLVD., 3RD FLOOR
                              ALBANY, NEW YORK 12211
                                 (515) 462-2632
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                               JARED E. ABBRUZZESE
                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            CAI WIRELESS SYSTEMS, INC.
                       18 CORPORATE WOODS BLVD., 3RD FLOOR
                             ALBANY, NEW YORK 12211
                                 (518) 462-2632
             (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)


                                   COPY TO:

                              M. Louise Turilli
                             Day, Berry & Howard
                                  CityPlace
                        Hartford, Connecticut 06103-3499
                                (203) 275-0178

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement when warranted by market conditions and other factors.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
   effective registration statement for the same offering.  [   ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the Prospectus is expected to be made pursuant to Rule 434,
   please check the following box.  [   ]


                        CALCULATION OF REGISTRATION FEE

|Title of Shares to be     |Amount to be Registered   |Proposed Maximum         |Proposed Maximum         |Amount of Registration|

|Registered                |                          |Aggregate Price Per      |Aggregate Offering       |Fee**                 |

|                          |                          |Unit                     |Price*                   |                      |
|Common Stock, no par      |    1,267,685 shares      |          $7.3125        |       $9,269,946.50     |       $3,196.53      |
|value                     |                          |                         |                         |                      |

        *Estimated solely for purposes of calculating the registration fee under Rule 457(c).


        **Previously paid

        (con't next page)

        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein also relates to the Company's Registration Statement on Form S-3 (No. 33-99770) registering 7,567,897 shares of Common Stock, no par value, of the Company and Registration Statement on Form S-3 (No. 333-3334).


        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 (SUBJECT TO COMPLETION, DATED SEPTEMBER <^> 20, 1996)



                                 5,650,839 SHARES


                            CAI WIRELESS SYSTEMS, INC.

                                 COMMON STOCK

                                (NO PAR VALUE)



        This Prospectus relates to 5,650,839 shares (the "Shares") of common stock, no par value (the "Common Stock"), of CAI Wireless Systems, Inc., a Connecticut corporation ("CAI" or the "Company"). All of the Shares being offered hereby are outstanding shares or shares issuable upon exercise of outstanding warrants or conversion of outstanding Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock").

        The Shares may be offered by certain Shareholders of the Company named herein (the "Selling Shareholders") from time to time in transactions on the Nasdaq National Market, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders, and any agents or broker-dealers that participate with the Selling Shareholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on their resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "The Selling Shareholders" and "Plan of Distribution."

        None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear certain expenses (other than selling commissions) in connection with the registration of the Shares.

        The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "CAWS." On September 10, 1996, the per share closing price of the Common Stock as reported on the Nasdaq National Market was $7.375.



SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
 THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
 UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is September __, 1996.

AVAILABLE INFORMATION

        CAI has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the Shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on file with the Commission. The information omitted can be inspected at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and copies can be obtained from the Commission at prescribed rates by writing to it at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information pertaining to CAI and the Shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.


        CAI is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by CAI with the Commission can be inspected and copied at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of such site is (http://www.sec.gov).



        CAI Common Stock is quoted on the Nasdaq National Market (the "Nasdaq NM"). Reports, proxy and information statements, and other information concerning CAI may be inspected at the office of the National Association of Securities Dealers, Inc., 33 Whitehall Street, 10th Floor, New York, NY 10004.

                     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents have been filed by CAI with the Commission (File No. 0-22888) pursuant to the Exchange Act and are incorporated herein by reference:

        (1)    Annual Report on Form 10-K for the fiscal year ended March 31,
               1996;

        (2)    Annual Report on Form 10-K/A for the fiscal year ended March 31,
               1996;

        (3) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996;


        (4) Current Reports on Form 8-K dated April 25, 1996, May 23, 1996, June 27, 1996 <^>, August 13, 1996 and September 20, 1996; and


        (5) The description of the Company's Common Stock contained in its Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

        All documents filed by CAI pursuant to Section 13(a), 13(c), or 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Copies of the above documents (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) may be obtained upon written or oral request without charge by each person, including beneficial owners, to whom this Prospectus is delivered from George M. Williams, CAI's Corporate Secretary, 18 Corporate Woods Blvd., 3rd Floor, Albany, New York 12211 (telephone number (518) 462-2632).

                                   THE COMPANY


        CAI Wireless Systems, Inc. ("CAI") is a leading developer, owner and operator of wireless cable television systems in terms of the number of subscribers, the number of line-of-sight ("LOS") households and total capitalization, and is the first wireless cable company to enter into a strategic partnership with any of the Regional Bell Operating Companies ("RBOCs"). CAI's markets are concentrated in the mid-Atlantic and northeast regions of the United States which are situated within the operating regions of Bell Atlantic Corporation and NYNEX Corporation, respectively. Bell Atlantic Corporation and NYNEX Corporation have together invested $100.0 million in CAI by purchasing Term Notes, Senior Preferred Stock and Warrants to purchase Voting Preferred Stock (as defined herein). In addition, Bell Atlantic Corporation and NYNEX Corporation have the option to invest a total of approximately $302 million (including the consideration paid for the Term Notes, the Senior Preferred Stock and the Warrants) for an approximate 45% ownership interest in CAI. CAI is the largest wireless cable television company in the United States in terms of television households and LOS households. CAI's <^> 14 markets encompass approximately <^> 18.7% (17.8 million) of all U.S. television households, approximately <^> 13.1 million of which are line-of-sight households as estimated by CAI ("LOS households"). CAI had approximately <^> 83,800 subscribers as of <^> June 30, 1996.



        CAI is a Connecticut corporation. Its principal executive offices are located at 18 Corporate Woods Boulevard, 3rd Floor, Albany, New York 12211. CAI's telephone number is (518) 462-2632.

STRATEGIC INVESTMENT FROM BELL ATLANTIC AND NYNEX

        In March 1995, CAI entered into a strategic business relationship with BANX Partnership, a Delaware general partnership ("BANX"). This relationship consisted of (i) the signing of the Business Relationship Agreement, as amended (the "BR Agreement") with MMDS Holdings, Inc. ("MMDS Holdings") and NYNEX MMDS Company ("NYNEX MMDS") each a Delaware corporation, (ii) the purchase by the BANX Affiliates (as defined herein) of $30 million of Term Notes due May 9, 2005 ("Term Notes") and Warrants to purchase convertible preferred stock ("Voting Preferred Stock"), no par value (the "Warrants"), and (iii) the purchase by the BANX Affiliates of $70 million of 14% Senior Convertible Preferred Stock, par value $10,000 per share ("Senior Preferred Stock") and Warrants. The general partners of BANX are MMDS Holdings II, Inc., a Delaware corporation ("MMDS Holdings II"), and NYNEX MMDS Holding Company ("NYNEX MMDS Holding"). MMDS Holding and MMDS Holdings II are indirect subsidiaries of Bell Atlantic Corporation. NYNEX MMDS and NYNX MMDS Holding are subsidiaries of NYNEX Corporation. In this Prospectus, Bell Atlantic, MMDS Holding and MMDS Holdings II are sometimes referred to as "Bell Atlantic," NYNEX Corporation, NYNEX MMDS and NYNEX MMDS Holding are sometimes referred to as "NYNEX," and Bell Atlantic and NYNEX are sometimes referred to as the BANX Affiliates.

        CAI believes that there are significant advantages to its strategic relationship with the BANX Affiliates since each of the parties is committed to building a leading video services business and Bell Atlantic and NYNEX have substantial financial, engineering and marketing resources not otherwise available to CAI. The BANX Affiliates have indicated that they have invested in CAI, in large part, because its systems are cost-efficient and have the potential to deploy rapidly a delivery system for quality, digital video signals in their respective markets. CAI views the BANX Affiliates' investment as an endorsement of CAI's business strategy and wireless cable technology, and CAI believes that this investment significantly improves its access to additional capital, state-of-the-art technologies and other operating synergies.


        An important component of CAI's strategic relationships with the BANX Affiliates is the BR Agreement. CAI entered into the BR Agreement as a means of realizing revenue in certain of its markets without incurring substantial capital expenditures required for subscriber equipment and installation as well as eliminating most operating costs, other than channel license fees. Pursuant to the BR Agreement, CAI has granted to each BANX Affiliate the ability, on a market by market basis, to elect to become the marketer and provider of wireless cable services using CAI's transmission systems in each market in their respective service areas. In such case, CAI will receive contractual monthly service revenues based on the number of serviceable households and subscribers in each market. <^> The passage of the Telecommunications Act of 1996, enacted after the parties entered into the BR Agreement, may impact the decision of the BANX Affiliates to exercise their option to implement the BR Agreement<^>. CAI has substantially completed the construction of digital video delivery systems in Boston, Massachusetts and Hampton Roads, Virginia, as contemplated by the BR Agreement. As a result of the construction experience in these markets both CAI and the BANX Affiliates have proposed amendments to the BR Agreement, including, but not limited to, the length of option exercise period, the length of time within which CAI must build a digital video delivery system, and the waiver of certain technical defaults by CAI under the BR Agreement, as well as proposed amendments concerning other aspects of the relationship. The parties have not yet reached a definitive agreement with respect to the proposed amendments. See "Risk Factors -- Impact of Recently Enacted Legislation," "-- Failure to Implement BR Agreement" and "-- Digital Compression Technology Not Commercially Available."



CERTAIN ACQUISITIONS

        On September 29, 1995, CAI acquired ACS Enterprises, Inc., a Pennsylvania corporation ("ACS"), in a merger transaction (the "ACS Merger"). ACS is a wireless cable company that serves the Philadelphia, Pennsylvania; Cleveland, Ohio; and Bakersfield, California areas and that has wireless channel rights for Stockton/Modesto, California. ACS's four markets encompass
2.7 million LOS households. Concurrently, CAI also acquired wireless cable companies and other wireless cable channel rights in Washington D.C.; Baltimore, Maryland; and Pittsburgh, Pennsylvania.

        On December 12, 1995, CAI and Heartland Wireless Communications, Inc. ("Heartland") entered into a Participation Agreement calling for the combination of certain wireless cable assets, including related operating liabilities, principally in the Midwestern and Southwestern regions of the country. The transactions contemplated by the Participation Agreement closed on February 23, 1996. The combination of these assets into CS Wireless Systems, Inc. ("CS Wireless") created a company with approximately 5.7 million LOS households and 55,800 subscribers. CS Wireless is currently one of the largest wireless cable company in the United States in terms of subscribers and LOS households.


        CS Wireless, the operator of a wireless cable system in Cleveland, Ohio, acquired, under the terms of the Participation Agreement, operating wireless cable systems or wireless channel rights held by CAI in Bakersfield, California, Charlotte, North Carolina, and Stockton/Modesto, California and held by Heartland in Dallas, Fort Worth and San Antonio, Texas, Dayton, Ohio, Maysville and Sweet Springs, Missouri, Minneapolis, Minnesota, Grand Rapids/Moline, Michigan, Bloom Center (Napoleon), Indiana and Salt Lake City, Utah. CAI owns approximately 54% of CS Wireless and Heartland approximately 35%. Heartland also received from CS Wireless approximately $28.3 million of cash, a $25 million note due in nine months and a $15 million note due in ten years from the closing date. <^> Affiliates of BANX own 10% of CS Wireless, and 1% is <^> held by <^> bondholders.



        The CAI assets that were contributed to CS Wireless in the transactions consist of four of its properties located outside the operating territories of Bell Atlantic and NYNEX. The majority of the Heartland contributed assets were acquired in certain acquisitions that also closed on February 23, 1996, Heartland has previously announced divestiture plans in connection with these major market acquisitions.

OPERATING AND PLANNED MARKETS


        The table below outlines as of <^>June 30, 1996 (except as indicated in the footnote below) the characteristics of the markets in which CAI operates or where it expects to launch systems.

                        ESTIMATED                               NEW                             MONTHLY
                        TOTAL         ESTIMATED     NUMBER OF   CHANNELS           APPROXIMATE  REVENUE
                DMA     SERVICE AREA  LOS           CHANNELS    APPLIED  SYSTEM     NUMBER OF   PER         PREMIUM
    MARKET     RANK{1}  HOUSEHOLDS{2} HOUSEHOLDS{2} AVAILABLE{3} FOR{4}  STATUS    SUBSCRIBERS  SUBSCRIBER  PENETRATION{5}

MID-ATLANTIC MARKETS (MARKETS LOCATED IN BELL ATLANTIC REGION)


Philadelphia        4     2,333,000   1,750,000       40          2      Operational       48,500  $34.51       148%
Washington, D.C.    7     1,547,000   1,160,000       29          4      Operational        5,200   19.48        56%

Pittsburgh         17     1,033,000     775,000       22         10      Planned          --         --           --

Baltimore          23       988,000     741,000       31          2      Planned          --         --           --
Norfolk/Virginia
  Beach            40       574,000     431,000       27          6      Operational        3,200   30.07       121%


NORTHEAST MARKETS (MARKETS LOCATED IN NYNEX REGION)


New York City       1     5,563,000   4,173,000       36          0      Operational       15,500   45.86       134%

Boston              6     1,710,000   1,283,000       30          3      Planned          --         --           --
Long Island{(6)}  N/A       619,000     464,000       20         13      Planned          --         --           --
Buffalo            36       544,000     408,000       27          6      Planned          --         --           --

Providence         46       671,000     503,000       23         10      Planned          --         --           --
Albany             52       442,000     332,000       32          0      Operational        9,200   27.73       135%

Syracuse           67       371,000     278,000       17          8      Planned          --         --           --

OTHER MARKETS:

Hartford           26     1,012,000     525,000       19          4      Planned          --         --           --

Rochester          71       388,000     323,000       27          6      Operational   2,300       26.52         80%

                                     __________                                      _______


            Totals       17,795,000  13,146,000                                       83,800

_________________________
{(1)}DMA is the Designated Market Area as determined by A.C. Nielsen Company as of December 1994.

{(2)}The Estimated Total Service Area Households for each market represents
    CAI's estimate of the number of households within the service area of the primary transmitter in each market based on 1990 Census Data. The Estimated LOS Households for each market represent the approximate number of Estimated Total Service Area Households within the service area of the primary transmitter that can receive an unobstructed signal, as estimated by CAI, based on a topographical analysis of each individual market. The service area for a market varies from 25 to 40 miles based on transmitter height, transmitter power, and the proximity of adjacent wireless systems. Estimated Total Service Area Households and Estimated LOS Households for Boston, Providence, Hartford, New York City, Long Island, Washington, D.C. and Baltimore have been adjusted to eliminate overlapping regions.

{(3)}The Number of Channels Available comprises wireless cable channels and local broadcast channels that can be received by subscribers. Channels are either licensed to CAI or leased to CAI from other license holders. Wireless cable channels are either licensed to CAI or leased to CAI from other license holders. The Number of Channels Available includes 10 off-air channels in Boston and 11 in New York City. The Number of Channels Available includes certain channels that are subject to FCC approvals or third party interference agreements. CAI has pending FCC applications concerning co-location of transmission sites and/or an increase in broadcast power with respect to 4 channels in Philadelphia, 5 channels in Hartford, 4 channels in New York City, 16 channels in Washington, D.C., 4 channels in Pittsburgh, 24 channels in Rochester, 16 channels in Syracuse, 23 channels in Providence, 3 channels in Buffalo and substantially all channels in Boston and Long Island. The Number of Channels Available includes ITFS channels that may not be available for commercial programming by CAI.

{(4)}Beginning in November 1995 and ending on March 28, 1996, the FCC held the FCC Auction. CAI was the successful bidder in 32 markets, seven of which will be transferred to CS Wireless at cost. As the successful bidder in such markets, CAI is applying to the FCC for 127 channel licenses. In addition, CAI has pending FCC applications concerning issuances of licenses for 2 channels in Boston, 6 channels in Long Island, 8 channels in Pittsburgh, 8 channels in Providence, 6 channels in Syracuse, and 4 channels in Washington, D.C. Although there is no assurance that the FCC will grant these applications, many have been accepted for filing by the FCC and posted on Public Notice. CAI is also completing negotiations for the lease of 4 channels in Norfolk, Virginia.

{(5)}Premium penetration is the ratio of the total number of premium channels received by subscribers in a market divided by the number of subscribers in that market. In most markets, the basic subscription service includes one premium channel.

{(6)}The Long Island market includes Nassau and Suffolk counties in New York
    State.

                                     RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK INVOLVES SUBSTANTIAL RISK. THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL INVESTORS.

LIMITED BUSINESS HISTORY; LACK OF PROFITABLE OPERATIONS

    CAI's wireless cable operations commenced in August 1991. Prospective investors, therefore, have limited historical financial information about
CAI upon which to base an evaluation of their respective performances and an investment in the Shares offered hereby. Given CAI's limited operating history, there is no assurance that it will be able to achieve positive cash flow from operating activities and to compete successfully in the subscription television industry.

    CAI has incurred net losses since inception of approximately $80 million through June 30, 1996 and expects to realize additional net losses on a consolidated basis while it develops and expands its wireless cable systems. There can be no assurance that CAI will be able to develop or expand its wireless cable systems or that it or its individual subsidiaries will achieve profitability in future years.

HIGHLY COMPETITIVE INDUSTRY

    The subscription television industry is highly competitive. CAI's principal subscription television competitors in each market are traditional hard-wire cable, direct broadcast satellite ("DBS") and private cable operators. Hard-wire cable companies generally are well established and known to potential customers and have significantly greater financial and other resources than CAI. Premium movie services offered by the cable television systems have encountered significant competition from the home video cassette recorder ("VCR") industry. In areas where several local off-air VHF/UHF broadcast channels can be received without the benefit of subscription television, cable television systems also have faced competition from the availability of broadcast signals generally and have found market penetration to be more difficult. Legislative, regulatory and technological developments may result in additional and significant competition, including competition from local telephone companies and from a proposed new wireless service known as Local Multipoint Distribution Service ("LMDS").

    In addition, within each market, the Company initially must compete with others to acquire, from the limited number of wireless cable channels issued or issuable, rights to a minimum number of wireless cable channels needed to establish a commercially viable system. Aggressive price competition or the passing of a substantial number of presently unpassed households by any existing or new subscription television service could have a material adverse effect on the Company's results of operation and financial condition.

    New and advanced technologies for the subscription television industry, such as digital compression, fiber optic networks, DBS transmission, video dialtone and LMDS, are in various stages of development. These technologies are being developed and supported by entities, such as hard-wire cable companies and regional telephone companies, that have significantly greater financial and other resources than CAI. These new technologies could have a material adverse effect on the demand for wireless cable services. There can be no assurance that CAI will be able to compete successfully with existing competitors or new entrants in the market for subscription television services.

NEED FOR ADDITIONAL FINANCING FOR OPERATIONS

    CAI's business requires substantial investment to finance capital expenditures and operating expenses for subscriber growth and system development. These activities may be financed in whole or in part by CAI through debt or equity financings, subscriber equipment lease financings, joint ventures or other arrangements and the receipt of the proceeds from the exercise by Bell Atlantic and NYNEX of the Warrants. There is no assurance that any additional financing necessary to expand the build-out of CAI's wireless cable systems or to acquire new systems will be available on satisfactory terms and conditions, if at all. In the event that Bell Atlantic and NYNEX do not elect to exercise the Warrants, CAI would be required to seek additional capital from other sources. Moreover, to the extent that future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution. Additional debts could result in a substantial portion of CAI's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render CAI more vulnerable to competitive pressures and economic downturns. Certain of CAI's financing documents restrict the issuance of debt and the contractual arrangements with BANX also contain restrictions on the issuance by CAI of equity securities. Failure to obtain additional financing could adversely affect the growth of CAI and its ability to compete successfully in the subscription television industry.

EFFECT OF SUBSTANTIAL INDEBTEDNESS AND PREFERRED STOCK ON FUTURE OPERATIONS

    CAI has substantial indebtedness, and beginning in 1999, will have significant debt service requirements. As of June 30, 1996, CAI had outstanding consolidated long-term debt of approximately $316 million and shareholders' equity of approximately $190 million. In addition to the foregoing indebtedness, CAI has $78 million of mandatorily redeemable preferred stock outstanding having a priority as to dividends and a liquidation preference over the Shares of Common Stock.

    CAI's debt instruments and preferred stock impose restrictions on the ability of CAI to incur additional debt, acquire or dispose of assets, incur debt or liens, make certain investments and take certain other material actions. Such debt instruments and preferred stock and the restrictions contained therein will have several important consequences on CAI's future operations, including, but not limited to the following; (i) CAI will incur significant interest expense and principal repayment obligations; (ii) CAI's ability to obtain additional financing in the future, as needed, may be limited; (iii) CAI's leveraged position and the covenants contained in such debt instruments and preferred stock could limit CAI's ability to compete as well as its ability to expand and make capital improvements; and (iv) CAI's substantial leverage may make it more vulnerable to expand and make capital improvements; and (iv) CAI's substantial leverage may make it more vulnerable to economic downturns, limit its ability to withstand competitive pressures and reduce its flexibility in responding to changing business and economic conditions. In addition, such debt instruments and the terms of such preferred stock contain provisions that obligate CAI to redeem or offer to purchase such securities for specified premiums in the event of a change of control of CAI and certain similar events.

COMPETITIVE PRESSURES OF RAPID CHANGES IN TECHNOLOGY

    The wireless cable industry and the subscription television industry in general are subject to rapid and significant changes in technology which may increase competitive pressures on CAI or require capital investment to remain competitive that are beyond CAI's resources at the time. Because of the rapid and high level of technological change in the industry in which CAI competes, the effect of technological changes on the businesses of CAI cannot be predicted.

DIGITAL COMPRESSION TECHNOLOGY NOT COMMERCIALLY AVAILABLE

    Currently, wireless cable companies can offer up to 33 analog channels of programming. The ability to offer substantially more programming utilizing existing wireless channel capacity is dependent on effectively applying digital technology. It is expected that wireless cable digital compression technology will be commercially available in 1996. There can be no assurance, however, that digital converter boxes and other equipment necessary to implement digital compression will be available on this timetable or that digital technology can be successfully deployed. Conversion from current analog technology to a digital technology may not take place in all markets simultaneously. If digital compression technology for wireless cable systems is not commercially available in a timely fashion, Bell Atlantic and/or NYNEX may not elect to implement the BR Agreement in any market. There can be no assurance that either Bell Atlantic or NYNEX will elect to implement the BR Agreement even if digital compression technology for wireless cable systems becomes commercially available.

IMPACT OF RECENTLY ENACTED LEGISLATION

    The recently enacted Telecommunications Act of 1996 (the "1996 Act") could have a material impact on the wireless cable industry and the competitive environment in which the Company operates. The 1996 Act will result in comprehensive changes to the regulatory environment for the telecommunications industry as a whole. The legislation will, among other things, substantially reduce regulatory authority over cable rates. Another provision of the 1996 Act will afford hard-wire cable operators greater flexibility to offer lower rates to certain of its subscribers, and would thereby permit cable operators to offer discounts on hard-wire cable service to the Company's subscribers of prospective subscribers. The legislation will permit telephone companies to enter the video distribution business, subject to certain conditions. The entry of telephone companies into the video distribution business, with greater access to capital and other resources, could provide significant competition to the wireless cable industry, including the Company. In addition, the legislation will afford relief to DBS providers by exempting such providers from local restrictions on reception antennas and preempting the authority of local governments to impose certain taxes. The Company cannot predict the substance of rules and policies to be adopted by the FCC in implementing the provisions of the legislation.

FAILURE TO IMPLEMENT BR AGREEMENT

    The option of Bell Atlantic and NYNEX to implement the BR Agreement in each market is within the sole discretion of Bell Atlantic and NYNEX, as applicable. Each of the BANX Affiliates (as defined herein) has until September 1997 to make the election for any market in its operating territory specified in the BR Agreement. If neither elects to implement the BR Agreement in any market, no service revenues thereunder will be payable to CAI, and the additional service revenues anticipated from this source that would have been used to expand into additional markets may need to be obtained from other sources. Revenues also may be adversely affected to the extent channel spectrum goals and/or initial servable homes parameters are not satisfied by prescribed dates, which might result in CAI incurring penalties in the form of reduced fees being imposed in markets where the BR Agreement is implemented.

    The BANX Affiliates have not yet formally implemented the BR Agreement in any market; however, CAI has substantially completed construction of digital video delivery systems in Boston, Massachusetts and Hampton Roads, Virginia in anticipation of the implementation of the BR Agreement in such markets, and Bell Atlantic has recently announced its intention to begin providing video programming services in Hampton Roads using CAI's delivery system in early 1997. As a result of the construction experience in these markets both CAI and the BANX Affiliates have proposed amendments to the BR Agreement, including, but not limited to, the length of the option exercise period, the length of time within which CAI must build a digital video delivery system, and the waiver of certain technical defaults under the BR Agreement, as well as proposed amendments concerning other aspects of the relationship. The parties have not yet reached a definitive agreement with respect to the proposed amendments, and there can be no assurance that such agreement will be reached.

    In any market in which the BR Agreement is implemented, Bell Atlantic or NYNEX, as the case may be, will succeed to CAI's subscribers in such market, becoming fully responsible for subscriber installation and related capital expenditures. CAI will become a wholesale supplier of wireless transmission services in consideration of service revenues payable to CAI based on the number of LOS households and subscribers in that market. The BR Agreement has an initial term of five years, which initial term is extendable to six or seven years at the option of the applicable BANX Affiliate upon notice not later than the fourth year. The initial term begins on the date transmission services commence pursuant to an election in the market and is renewable for successive five-year renewal terms by each BANX Affiliate on one year's prior notice if
(i) service revenues paid to CAI have exceeded certain specified minimum service revenues in the applicable market and (ii) the applicable BANX Affiliate has converted its Senior Preferred Stock or Voting Preferred Stock or exercised Warrants for Voting Preferred Stock in aggregate amount of at least 12.5% of the aggregate number of shares of Voting Preferred Stock issuable upon such conversion or exercise to that BANX Affiliate or the BANX Affiliates have converted Senior Preferred Stock to Voting Preferred Stock or exercised Warrants for Voting Preferred Stock in an aggregate amount of at least 25% of the aggregate number of shares of Voting Preferred Stock issuable upon conversion or exercise.

    In addition, the BANX Affiliates have the right to transfer subscribers to an alternative delivery system during the term and upon termination of the BR Agreement and CAI would receive no payment for any former CAI subscriber so transferred. In addition, upon termination of the BR Agreement, the BANX Affiliates have the right to transfer subscribers to CAI and require CAI to purchase subscriber equipment and receivables. The BANX Affiliates have agreed to provide CAI with financing for such purchases on commercially reasonable market-based terms.

POTENTIAL TRANSFER OF SUBSCRIBERS

    Under the BR Agreement, the BANX Affiliates have the right to transfer subscribers to an alternative delivery system during the term and upon termination of the BR Agreement and CAI would receive no payment for any former CAI subscriber so transferred. In addition, upon termination of the BR Agreement, the BANX Affiliates have the right to require CAI to purchase subscriber equipment and receivables.

OPERATIONAL DEMANDS RESULTING FROM GROWTH

    The rapid growth CAI has experienced prior to, and as a result of, the ACS Merger in the number of employees, the scope of its operating and financial systems and the geographic area of its operations, will increase the operating complexity of CAI, as well as increase the level of responsibility for both existing and new management personnel. In managing this growth, CAI will be required to continue to improve its operating and financial systems to expand, train and manage its employees. There can be no assurance that CAI will be able to attract and retain qualified employees. Any inability to attract and retain qualified employees may impede CAI's growth and its ability to compete with other subscription television providers.

INTERESTS OF BANX AFFILIATES

    Although the contractual arrangements among CAI, Bell Atlantic and NYNEX are designed to be mutually beneficial to the parties, Bell Atlantic's and NYNEX's interests may diverge from those of CAI's other shareholders. Bell Atlantic and NYNEX have announced plans to develop video dialtone delivery platforms in their respective operating territories and may become competitors of CAI in any of CAI's markets. Bell Atlantic and NYNEX are substantial creditors of CAI under the Term Note. The Warrants and shares of preferred stock of CAI issued to the BANX Affiliates are subject to antidilution provisions that are not available to other shareholders and that are designed to maintain the right of the BANX Affiliates to acquire 45% of the shares of Common Stock on a fully diluted basis. The Voting Preferred Stock to be issued to Bell Atlantic and NYNEX upon exercise of the Warrants and Term Notes will be entitled to vote on certain matters, which voting rights increase after Bell Atlantic and NYNEX have exercised a percentage of their conversion rights for Voting Preferred Stock, including the right to elect directors in proportion to their stock ownership. There is a substantial likelihood that in exercising all or a portion of their conversion rights, Bell Atlantic and NYNEX would become the single largest shareholders of CAI and would have the power to control or influence the control of CAI.

DILUTION

    The average exercise prices of the Warrants held by the BANX Affiliates are below the current market value of the Shares of Common Stock, and accordingly, the issuance of Shares of Common Stock upon exercise of such Warrants may result in significant dilution to CAI shareholders. In addition, in the event of any additional share (or share equivalent) issuances by CAI during the next five years, the Warrants and Senior Preferred Stock will be adjusted so that Bell Atlantic and NYNEX will be permitted to acquire additional Shares of Common Stock, in order to maintain the ability to acquire 45% of the fully diluted Shares of Common Stock, for the same per share consideration. The Warrants also contain other significant anti-dilution provisions.

POSSIBLE FUTURE SALES OF SHARES OF COMMON STOCK

    CAI has as of August 1, 1996, 40,384,787 shares of Common Stock outstanding and 8,153,753 shares are or will be deemed to be "Restricted Shares" issued and sold by CAI in private transactions not involving a public offering and are therefore not freely transferable in the public market without restriction or limitation under the Securities Act. The Warrants and shares of preferred stock of CAI issued to BANX entitle the holder to acquire 45% of the shares of Common Stock outstanding from time to time on a fully diluted basis and require CAI to register such securities, or the shares of Common Stock issuable upon conversion or exercise thereof, under the Securities Act. In addition, holders of outstanding CAI warrants to purchase 486,879 shares of Common Stock have the right to cause CAI to register such shares issuable upon exercise of such warrants under the Securities Act.

    No prediction can be made of the effect, if any, that the sales of such shares in the public market would have on the market price of shares of Common Stock available from time to time. Nevertheless, sales of substantial amounts of shares of Common Stock in the public market could adversely affect prevailing market prices.

RESTRICTIONS IMPOSED BY GOVERNMENT AND COMMUNITY REGULATION

    The wireless cable industry is regulated by the FCC. The FCC governs, among other things, the issuance, renewal, assignment, transfer and modification of licenses necessary for wireless cable systems to operate and the time afforded to licensees to construct facilities. The FCC requires fees for certain applications and licenses, and mandates that certain amounts of educational, instructional or cultural programming be transmitted over certain of the channels used by CAI's existing and proposed wireless cable systems. In the top fifty markets, the FCC has authorized up to 33 channels (constituting a spectrum bandwidth of 198 MHZ) primarily for wireless cable transmission of video programming. In markets below the top fifty markets, the FCC has authorized up to 32 channels (constituting a spectrum bandwidth of 192
MHZ). Between 5 and 13 Multichannel Distribution Service and Multichannel Multipoint Distribution Service ("MMDS") channels can be licensed by the FCC to commercial operators for full-time usage without programming restrictions. The remaining Instructional Television Fixed Services ("ITFS") channels typically are authorized for educational purposes, although excess capacity can be leased to wireless cable operators, subject to certain programming restrictions. Licenses for both MMDS and ITFS channels are granted based upon applications filed with the FCC. FCC approval also is required for assignment of existing licenses or transfer of control of license holders. The FCC imposes restrictions and conditions upon the use, control and operation of channels. FCC licenses are limited in duration and subject to renewal procedures. While current FCC rules are intended to promote development of a competitive subscription television industry, the statutes, rules and regulations affecting the subscription television industry could change, and any future changes in FCC rules, regulations, policies or procedures could have a negative impact on the industry as a whole, CAI in particular and BANX's ability to implement the BR Agreement.

    In addition, wireless cable operators are subject to regulations by the Federal Aviation Administration ("FAA") with respect to construction of transmission towers and to certain local zoning regulations affecting construction of towers and other facilities. There also may be restrictions imposed by local authorities, neighborhood associations and other similar organizations limiting the use of certain types of reception equipment used by CAI. Future changes in the foregoing regulations or any other regulations applicable to CAI could have a material adverse effect on CAI's results of operations and financial condition.

    Certain states have legislated that each resident of a Multiple Dwelling Unit ("MDU") should not be denied access to programming provided by franchised cable systems, notwithstanding the fact that the MDU entered into an exclusive agreement with a non-franchised video program distributor. States with such "mandatory access" laws where CAI provides wireless cable service include Connecticut, Delaware, District of Columbia, New Jersey, New York, Pennsylvania and Rhode Island. In several district courts, mandatory access laws have been held unconstitutional. Such laws could increase the competition for subscribers in MDUs.

DIFFICULTIES AND UNCERTAINTIES OF A NEW INDUSTRY

    While wireless cable television is not a new technology, it is a new industry with a short operating history. Potential investors should be aware of the difficulties and uncertainties that are normally associated with new industries, such as lack of consumer acceptance, difficulty in obtaining financing, increasing competition, advances in technology and changes in laws and regulations. There can be no assurance that the wireless cable industry will develop or continue as a viable or profitable industry.

DEPENDENCE ON CHANNEL LEASES AND LICENSES; NEED FOR LICENSE EXTENSIONS

    For most of its channel rights, CAI is dependent upon leases of transmission capacity with various third-party license holders. ITFS licenses generally are granted for a term of ten years and are subject to renewal by the FCC. MDS licenses generally will expire on May 1, 2001 unless renewed. FCC licenses also specify construction deadlines which, if not met, could result in the loss of the license. Requests for additional time to construct a channel may be filed and are subject to review pursuant to FCC rules. Certain of CAI's ITFS channel rights are subject to pending extension requests and it is anticipated that additional extensions will be required. There can be no assurance that the FCC will grant any particular extension request or license renewal request. CAI's channel leases typically cover four ITFs channels and/or one to four MDS channels each. Under the rules of the FCC, the term of leases for ITFS channels, which constitute up to 20 of the 33 available wireless channels within any major wireless cable market, may not exceed ten years. There is no such restriction on MMDS leases. Following the expiration of the initial term of a lease for ITFS channels, the leases under which CAI operates generally provide that the ITFS license holders may negotiate for the lease of channel capacity for one or more additional renewal terms with only CAI or its sublessor. In addition, if a renewal agreement is not reached within a specified time frame during which only CAI or its sublessor has the use of the channel capacity, CAI will thereafter typically have a right of first refusal to match any competing offers from one or more third parties. Because the ITFS license holders have generally received their FCC licenses within the last ten years, CAI and other similarly situated entities in the industry have had little or no experience negotiating renewals of ITFS channel lease agreements. CAI anticipates, however, that it will be able to negotiate additional renewals with either the incumbent license holder, or with successor license holders, although there is no assurance that it will be successful in doing so. The MMDS channel leases held by CAI generally grant CAI the right to renew the channel lease. All ITFS and MMDS channel leases are dependent upon the continued validity of the corresponding FCC license. CAI anticipates that upon the expiration of the current license terms, all such FCC licenses will be renewed following completion of the FCC review process, although there is no assurance that such renewal applications will be granted. The termination of or failure to renew a channel license or lease (due to a breach by CAI, or its lessor, cancellation of the license held by a third party lessor for failure to timely construct and/or perfect the wireless cable facility or otherwise) or the failure to grant an application for an extension of time to construct an authorized station, would result in CAI being unable to deliver programming on such channel(s) unless it were able to lease excess capacity from a successor license holder. Such a termination or failure in a market which CAI actively serves could have a material adverse effect on CAI.

DEPENDENCE ON KEY INDIVIDUALS

    CAI is dependent in large part on the experience and knowledge of Jared E. Abbruzzese, Chairman and Chief Executive Officer of CAI and John Prisco, who became President of CAI on February 23, 1996. The loss of the services of one or both of Mr. Abbruzzese or Mr. Prisco could have a material adverse effect upon CAI. CAI has an aggregate of $2.0 million of key man life insurance on the life of Mr. Abbruzzese for the benefit of CAI.

PHYSICAL LIMITATIONS OF WIRELESS CABLE TRANSMISSION

    Wireless cable programming is transmitted through the air via microwave frequencies from a transmission facility to a small receiving antenna at each subscriber's location and requires line-of-sight transmission. Therefore, in communities with tall trees, hilly terrain, tall buildings or other obstructions in the transmission path, wireless cable transmission can be difficult or impossible to receive at certain locations without the use of low power signal repeaters (known as "beambenders"), which retransmit an otherwise blocked signal over a limited area. The use of beambenders increases the costs per subscriber. In addition, in limited circumstances, extreme adverse weather could damage the transmission and receiving antennas as well as transmission site equipment.

CABLE SUBSCRIBER CONVERSION

    In each of the principal markets served by CAI there is or will be significant competition for households that are presently subscribers of a hard-wire cable service. There can be no assurance that CAI will be able to attract to its services existing cable customers, who for a variety of reasons may be reluctant to shift from their present cable service.

DIVIDENDS UNLIKELY

    CAI has never declared or paid any cash dividends on the Shares of Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of CAI, and will be subject to restrictions contained in CAI's debt instruments and the terms of CAI's preferred stock and other factors the Board of Directors considers appropriate. CAI currently intends to retain earnings, if any, to support growth and expansion.

                         SAFE HARBOR UNDER THE PRIVATE SECURITIES
                              LITIGATION REFORM ACT OF 1995

    The statements contained in this Prospectus, including those incorporated herein by reference, which are not historical fact are "forward-looking statements" that involve various important assumptions, risks and other factors which could cause the Company's actual results for fiscal 1997 and beyond to differ materially from those expressed in such forward looking statements. These important factors include, without limitation, the assumptions, risks and uncertainties set forth above under "Risk Factors" as well as other assumptions, risks, uncertainties and factors disclosed in the documents incorporated herein by reference and the Company's other securities filings.

                               USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders, except for amounts received from the exercise of warrants. Such amounts will be used by the Company for general corporate purposes.

                                     THE SELLING SHAREHOLDERS

        The following table sets forth certain information regarding the ownership by the Selling Shareholders of Common Stock at August 1, 1996, and as adjusted for the sale of the Shares offered hereby. At September 1, 1996, there were 40,384,787 shares of Common Stock issued and outstanding.

                                 Beneficial Ownership                                 Beneficial Ownership
                                 Prior to Offering      Shares Being        After Offering
                              Shares         Percent   Offered Hereby   Shares  Percent

SELLING SHAREHOLDERS

Sherrie Abbruzzese{1}         176,000           *           51,000     125,000    *

Leslie L. Alexander           910,507{2}      2.25%        910,507          --    --

Leslie L. Alexander (IRA)      36,000           *           36,000          --    --

James P. Ashman{3}            172,594           *           73,315      99,279    *

William M. Barnard             48,928           *           48,928          --    --

Stephen W. Burke               61,726           *           61,726          --    --

Commonwealth Life Insurance
  Co. - Stock TRAC             20,500           *           20,500          --    --
  (Teamsters I)

CTM Financial Corporation1      5,000           *           15,000          --    --

The Corotoman Company,
  L.L.C.(4)                 5,960,900        14.76%        750,000   5,210,900    12.90%

Richard J. Davis               40,630           *           40,630          --    --

Thomas J. Dougherty, Jr.       16,327           *           16,327          --    --

Eastern Cable
  Networks Corp.            1,582,630         3.92%      1,582,630          --    --

Mark D. Ein                     7,129           *            7,129          --    --

Gerard Klauer Mattison &
  Co., LLC(5)                 533,722         1.32%        533,722          --    --

Grosvenor Fund L.P.            31,446{2}        *           31,446          --    --

Handtman Family Trust           7,000           *            7,000          --    --

Philip Hempleman              176,704{2}        *          176,704          --    --

Robert E. Hoffman              20,989           *           20,989          --    --

JMG Capital Partners, L.P.     22,090           *           22,090          --    --

Bradley T. Johnson             35,232           *           35,232          --    --

F. Gray Kiger, Jr.             85,720           *           85,720          --    --

Lagunitas Partners, L.P.       10,000           *           10,000          --    --

Audrey E. Loving, Jr.          85,720           *           85,720          --    --

James A. Lowe                  46,330           *           46,330          --    --

Charles A. McFadden            70,671           *           70,671          --    --


Richard McKenzie               35,000{2}        *           35,000          --    --

Melco Development Ltd.        147,793{2}        *          147,793          --    --

Eugene Myers                    5,000           *            5,000          --    --

NBH & BJB Associates,          46,330           *           46,330          --    --
  L.C.

New York Life Insurance
 and Annuity Corporation       67,022           *           67,022          --    --

New York Life Insurance
  Company                     255,180           *          255,180          --    --

Olton Holdings Ltd.             9,433{2}        *            9,433          --    --

Michael Powers                  3,000           *            3,000          --    --

Ronald Howard Reede             5,000           *            5,000          --    --

SBC Warburg Inc.               82,500{5}        *           82,500{5}       --    --

Telcom - CAI Investors,
  L.L.C.                      149,545{2}        *          149,545          --    --

John A. Trinder                85,720           *           85,720          --    --

Trust for the Benefit of
  Carter G. Hempleman          10,000           *           10,000          --    --

Trust for the Benefit of
  Spencer J. Hempleman         10,000           *           10,000          --    --

____________________________
*       less than 1%

1 Sherrie Abbruzzese is the spouse of Jared E. Abbruzzese, Chairman and Chief Executive Officer of CAI.
2       Such shares are issuable upon exercise of outstanding warrants.
3 James P. Ashman is the Company's Executive Vice President and Chief Financial Officer and a Director.

4 Jared E. Abbruzzese and Joseph Abbruzzese and Hope Carter, the brother and aunt of Jared E. Abbruzzese, respectively, own 46.5%, 4.0% and 46.5% <^>, respectively, of The Corotoman Company, L.L.C. ("Corotoman").

        Those individuals are the sole directors of Corotoman.
5 Such shares are issuable upon exercise of the Company's Series A Preferred Stock. The Series A Preferred Stock is convertible into Common Stock at a conversion price equal to the lesser of $11.00 per share and the trailing ten-day average market price, and accordingly, the number of shares of Common Stock issuable at any time depends upon the then-prevailing market price. The numbers of shares offered for resale was computed assuming a conversion price of $7.00.
6 Gerard Klauer Mattison & Co., LLC has acted as underwriter in connection with offerings of the Company's securities and has provided other investment banking services to the Company.


        To the best of the Company's knowledge, the Selling Shareholders have not within the past three years held any position or office or had any other material relationship with the Company, except as noted above.

                              PLAN OF DISTRIBUTION

        The Shares registered for sale hereby may be sold from time to time by the respective Selling Shareholders named herein. Such sales may be effected
(i) in transactions on the Nasdaq NM, or (ii) in privately negotiated transactions or in a combination of any such transactions. Such transactions may be effected by the Selling Shareholders at market prices and on terms prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The discussion herein assumes that the Selling Stockholders named herein holding warrants or Series A Preferred Stock have exercised their warrants and converted their Series A Preferred Stock prior to effecting sales of Shares pursuant to this Registration Statement or any of the transactions described.

        The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in the resales.

        In connection with distributions of the Shares or otherwise, certain of the Selling Shareholders may enter into hedging transactions, where feasible, with broker-dealers with respect to the Shares. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder. The Selling Shareholder may also pledge the Shares registered hereunder to a broker or dealer and upon a default the broker or dealer may effect sales of the pledged shares pursuant to this Prospectus.

        Brokers, dealers or agents may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders in amounts to be negotiated in connection with the sale and may receive commissions from the purchasers of Shares for whom they may act as agent. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

        If an underwriter or underwriters are utilized in a firm commitment public offering, the Selling Shareholders will execute a firm commitment underwriting agreement with such underwriters.

        Sales of the Shares "at the market" and not at a fixed price into an existing trading market for the Shares, on the Nasdaq NM or otherwise, may be made to or through one or more underwriters, acting as principal or agent, as may be specified in an accompanying Prospectus Supplement. Other sales may be made, directly or through agents, to purchasers outside existing trading markets.

        The Selling Shareholders are acting independently of the Company in making decisions with respect to the timing manner and size of each sale. The place and time of delivery for a particular offer of the Shares will be set forth in an accompanying Prospectus Supplement, if required.

        All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Shareholders. The Selling Shareholders may agree to indemnify any agent, dealer or broker that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company has agreed to indemnify certain of the Selling Shareholders against all losses, claims, damages and controversies arising out of the registrations pursuant to the Registration Statement, including without limitation, all liabilities of the underwriters related thereto and all liabilities as to the sales of any shares of the Company's stock pursuant thereto.

                                 LEGAL OPINION

        The validity of the Shares of Common Stock offered hereby has been passed on by Day, Berry & Howard, CityPlace I, Hartford, Connecticut 06103-3499.

                                  EXPERTS

        The consolidated financial statements of CAI Wireless Systems, Inc. and Subsidiaries as of March 31, 1996 and 1995 and for the years ended March 31, 1996 and 1995, and the seven-month period ended March 31, 1994 incorporated by reference in this Prospectus and the Registration Statement on Form S-3 of which it is part, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.









<PAGE



  No dealer, salesperson or any other
person has been authorized to give any                       5,650,839 SHARES
information or to make any representations
in connection with the Offerings other than
those contained in this Prospectus, and, if
given or made, such information or
representations must not be relied upon as
having been authorized by the ompany,
the Selling Shareholders or any of the
Underwriters.  This Prospectus does not                       CAI WIRELESS
constitute an offer to sell, or a                             SYSTEMS, INC.
solicitation of an offer to buy, any
securities other than the registered
securities to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful.
Neither the delivery of this Prospectus
nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


TABLE OF CONTENTS
                                     Page                   COMMON STOCK

Available Information                   2
Incorporation of Certain Documents By
  Reference                             2
The Company                             3
Risk Factors                            6
Use of Proceeds                        10
The Selling Shareholders11
Plan of Distribution                   13
Legal Opinion                          13
Experts                                13

                                                         September ___, 1996

                                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, has duly caused this Amendment
No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York on September <^>19, 1996.


                                             CAI WIRELESS SYSTEMS, INC.


                                             By:  /s/ James P. Ashman
                                                      James P. Ashman
                                                      Executive Vice President


     Pursuant to the requirements of the Securities Act, this <^>Amendment No. 1 has been signed below by the following persons in the capacities and on the dates indicated.



<^>Name                          Title                                                       Date
      *                Chairman, Chief Executive              September 19, 1996
Jared E. Abbruzzese    Officer and Director
                       (Principal Executive Officer)

      *                President, Chief Operating Officer     September 19, 1996
John Prisco            and Director


      *                Chief Administrative Officer and       September 19, 1996
George M. Williams     Corporate Analyst, Secretary,
                       Treasurer and Director

 /s/ James P. Ashman   Executive Vice President, Chief        September 19, 1996
James P. Ashman        Financial Officer and Director
                       (Principal Financial Officer)

      *                Vice President and                     September 19, 1996
Craig J. Kessler       Corporate Controller
                       (Principal Accounting Officer)

      *                Director                               September 19, 1996
Alan Sonnenberg



__________________     Director                               September   , 1996
Harold A. Bouton


__________________     Director                               September   , 1996
Arthur C. Belanger


      *                Director                               September 19, 1996
David M. Tallcott


__________________     Director                               September   , 1996
Robert D. Happ

                          (a majority of the Board of Directors)


<^>By*  /s/ James P. Ashman
           James P. Ashman
           Attorney-in-Fact